Exhibit 4.31

English Translation

Supplementary Agreement to the Development Cooperation Agreement

Party A: Beijing Perfect World Network Technology Co., Ltd.

Party B: Beijing Perfect World Software Co., Ltd.

WHEREAS:

1. Party A and Party B have entered into the Development Cooperation Agreement in Beijing on April 4, 2007.

2. From January 1, 2007 the actual situation of the performance of the Development Cooperation Agreement is different from the provisions of Whereas 3 and Article 1.3 of the Development Cooperation Agreement:

Original provisions:

Whereas 3

Party B agrees to accept Party A’s entrustment to be engaged in technology development for Party A and Party A agrees to accept Party B as its exclusive technology development provider.

Article 1.3

Any and all intellectual property rights (including, but not limited to, copyright, patent right, know-how, trade secrets, etc) resulting from the performance by Party B of the technology development work under this Supplementary Agreement, whether development is carried out by Party B independently or on the basis of Party A’s intellectual property rights, shall belong solely and exclusively to Party A. But Party A agrees that Party B may use free of charge and license to any third party the above intellectual property rights owned by Party A, including, but not limited to, Party B licensing any third party to operate game software abroad and collect the fee separately.

Actual situation of the performance:

Both parties cooperate to be engaged in the technology development. Both parties jointly own the intellectual property rights resulting from the performance by Party B of the technology development work under this Agreement and share the proceeds from such rights on an agreed percentage.

IN WITNESS WHEREOF, both parties enter into the following supplementary agreement through friendly negotiation:

1. Both parties confirm that the original Whereas 3 and Article 1.3 of the Development Cooperation Agreement shall be performed in accordance with the actually occurred situation and agree to waive any claim for the rights based on the original Whereas 3 and Article 1.3 of the Development Cooperation Agreement;

2. Both parties restate the contents of the original Whereas 3 and Article 1.3 of the Development Cooperation Agreement as follows:

(1) Whereas 3: Both parties cooperate to develop, jointly own the intellectual property rights and share the proceeds from such rights on an agreed percentage.

(2) Article 1.3: Any and all intellectual property rights (including, but not limited to, copyright, patent right, know-how, trade secrets, etc.) resulting from the performance by Party B of the technology development work under this Supplementary Agreement, whether such development is carried out by Party B independently or on the basis of Party A’s intellectual property rights, shall be jointly owned by both parties, and both parties share the proceeds from such rights on [an agreed percentage].

3. This Supplementary Agreement shall come into effect upon the signing or sealing by both parties.

4. This Supplementary Agreement is executed in two copies which are equally authentic, with each party holding one copy.

Party A: Beijing Perfect World Network Technology Co., Ltd.

[Seal: Beijing Perfect World Network Technology Co., Ltd.]

Legal representative or authorized representative:

Execution date: April 1, 2008

Party B: Beijing Perfect World Software Co., Ltd.

[Seal: Beijing Perfect World Software Co., Ltd.]

Legal representative or authorized representative

Execution date: April 1, 2008